Exhibit 10.10

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), AND THIS NOTE MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM UNDER THE ACT AND THE RULES AND REGULATIONS THEREUNDER.

EACH HOLDER OF THIS INSTRUMENT, BY ITS ACCEPTANCE HEREOF, IRREVOCABLY AGREES TO BE BOUND BY THE PROVISIONS OF THIS NOTE.  THIS NOTE AND THE RIGHTS AND OBLIGATIONS EVIDENCED HEREBY ARE SUBORDINATE TO CERTAIN INDEBTEDNESS AS SET FORTH HEREIN.

THIS NOTE MAY NOT BE ASSIGNED, NEGOTIATED OR TRANSFERRED EXCEPT AS SET FORTH HEREIN.

SUBORDINATED PROMISSORY NOTE

$132,834.65	June 16, 2008

FOR VALUE RECEIVED, the undersigned, MTM TECHNOLOGIES, INC., a New York corporation (the "Borrower"), promises to pay to CONSTELLATION VENTURE CAPITAL OFFSHORE II, L.P. (the "Holder"), the principal sum of one hundred thirty two thousand eight hundred thirty four and 65/100 ($132,834.65) with interest on the unpaid balance from the date hereof, at the rate of eight and one-half percent (8.5%) per annum in lawful money of the United States of America, at c/o Constellation Ventures Bear Stearns Asset Management, Inc., 237 Park Avenue, 7th floor, New York, New York, 10017.

The principal of and interest on this Note shall be due and payable in full on December 15, 2009, (the "Maturity Date").  Interest on this Note shall be due and payable in cash or, at the option of the Borrower, in shares of the series of preferred stock of the Borrower next designated by the Borrower after the date hereof, at a price per share of $0.341.

On the date hereof, in addition to the issuance of this Note, the Borrower issued to other lenders other notes in the aggregate amount of $750,000.  In addition, on June 11, 2008, Borrower issued to other lenders other notes in the aggregate amount of $2,750,000 and other second amended and restated notes in the aggregate amount of $2,500,000.  All such notes issued by the Borrower on the date hereof and on June 11, 2008, together with this Note, were for the aggregate amount of $6,000,000. All such notes issued by the Borrower on the date hereof and on June 11, 2008 are referred to herein as the “June 2008 Notes”.

All computations of interest payable hereunder shall be made on the basis of the actual number of days in the period for which such interest is payable and a year of 365 or 366 days, as applicable.  Notwithstanding any other provision of this Note, to the extent permitted by applicable law, interest shall be due and payable on any overdu unpaid installment of principal or interest on this Note (including amounts due and unpaid upon any acceleration of this Note) within five (5) days of its due date at a rate equal to the lesser of (i) ten and one-half percent (10.5%) and (ii) the maximum rate permitted by applicable law.

1.           Payment and Prepayment of the Note.  The principal of this Note and the interest accrued hereon may be prepaid in whole at any time.

2.           Event of Default; Remedies.  (a)  Upon the occurrence and during the continuance of an Event of Default, this Note may be accelerated upon the written consent and direction of the holders holding a majority of the then outstanding aggregate principal balance of the June 2008 Notes and as provided in this Section 2 and the Holder shall have all of the rights and remedies provided herein.  An Event of Default shall mean the occurrence or existence of one or more of the following events or conditions (for any reason, whether voluntary, involuntary or effected or required by law):

(i)          The Borrower shall fail to pay when due the principal of this  Note or any of the June 2008 Notes.

(ii)         The Borrower shall fail to pay when due the interest on this Note or any of the June 2008 Notes and such failure shall have continued for a period of three Business Days; provided, however, that for the avoidance of doubt, any accrual of interest permitted under this Note or any of the June 2008 Notes (in lieu of payment thereof) shall not constitute an Event of Default.   For the purposes of this Note a “Business Day” shall mean any day other than a Saturday, Sunday, public holiday under the laws of the State of New York or any other day on which banking institutions are authorized to close in New York City

(iii)        A proceeding shall have been instituted in respect of the Borrower or any of its material subsidiaries (each, a “Material Party”):

(A)    seeking to have an order for relief entered in respect of such Material Party, or seeking a declaration or entailing a finding that such Material Party is insolvent or a similar declaration or finding, or seeking dissolution, winding-up, charter revocation or forfeiture, liquidation, reorganization, arrangement, adjustment, composition or other similar relief with respect to such Material Party, its assets or its debts under any law relating to bankruptcy, insolvency, relief of debtors or protection of creditors, termination of legal entities or any other similar law now or hereafter in effect, or

(B)    seeking appointment of a receiver, trustee, liquidator, assignee, sequestrator or other custodian for such Material Party or for all or any substantial part of its property, and such proceeding shall result in the entry, making or grant of any such order for relief, declaration, finding, relief or appointment, or such proceeding shall remain undismissed and unstayed for a period of 60 consecutive days.

(iv)         Any Material Party shall voluntarily suspend transaction of its business; shall make a general assignment for the benefit of creditors; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 2(a)(iii)(A) or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such order for relief, declaration, finding or relief described therein; shall institute (or fail to controvert in a timely and appropriate manner) a proceeding described in Section 2(a)(iii)(B), or (whether or not any such proceeding has been instituted) shall consent to or acquiesce in any such appointment or to the taking of possession by any such custodian of all or any substantial part of its property; shall dissolve, wind-up, revoke or forfeit its charter or liquidate itself or any substantial part of its property; or shall take any action in furtherance of any of the foregoing.

(v)          An event or condition shall have occurred which the Holder reasonably believes creates a Material Adverse Effect. For the purposes of this Note, a “Material Adverse Effect” shall mean an effect which is materially adverse to the business, assets, properties, operations, results of operations or condition (financial or otherwise) of the Borrower individually or of the Borrower and its subsidiaries taken as a whole (excluding general economic conditions or acts of war or terrorism).

(b)           Exercise of Remedies.   If an Event of Default has occurred and is continuing hereunder:

(i)          the Holder may declare the entire unpaid principal and interest due on this Note, immediately due and payable, without presentment, notice or demand, all of which are hereby expressly waived by the Borrower;

(ii)         upon the occurrence of any Event of Default specified in Section 2(a)(iii) above, the entire unpaid principal and interest, shall become automatically and immediately due and payable; and

(iii)        the Holder may exercise any remedy permitted by this Note or at law or in equity.

3.           Waiver of Certain Rights.  Subject to any applicable notice periods, all parties to this Note, including Borrower and any sureties, endorsers, or guarantors, hereby waive protest, presentment, notice of dishonor, and notice of acceleration of maturity and agree to continue to remain bound for the payment of principal, interest and all other sums due under this Note notwithstanding any change or changes by way of release, surrender, exchange, modification or substitution of any security for this Note or by way of any extension or extensions of time for the payment of principal and interest; and all such parties waive all and every kind of notice of such change or changes and agree that the same may be without notice or consent of any of them.  No Event of Default shall be waived by the Holder except in a writing signed by the Holder.  No waiver of any Event of Default shall extend to any other or further Event of Default.

4.           Pro-Rata Payment.  If the Borrower is not able to pay to the holders of the June 2008 Notes the full amounts due at any time when payments under the June 2008 Notes become due and payable by the Borrower, either on the Maturity Date or upon the occurrence of an Event of Default, the holders of the June 2008 Notes shall share ratably in any distribution of the Borrower pro rata in proportion to the respective amounts of each such holder’s June 2008 Notes.

5.           Subordination.

The right of repayment of principal of and interest on this Note shall be subordinated to the rights and security interest of (i) GE Commercial Distribution Finance Corporation (“CDF”) in connection with the August 21, 2007, secured Credit Facilities Agreement (“Credit Facilities Agreement”) with CDF, as Administrative Agent, GECC Capital Markets Group, Inc., as Sole Lead Arranger and Sole Bookrunner, and CDF and the other lenders listed in the Credit Facilities Agreement, and (ii) Columbia Partners, L.L.C. Investment Management, as Investment Manager and National Electric Benefit Fund (“NEBF”) in connection with the November 23, 2005, secured credit agreement (the “CP/NEBF Credit Agreement”) with Columbia Partners, L.L.C. Investment Management, as Investment Manager, and NEBF, as Lender (CDF and NEBF collectively, the “Senior Lenders” and the Credit Facilities Agreement and the CP/NEBF Credit Agreement collectively the “Senior Debt”).  The issuance of this Note requires the consent of the Senior Lenders pursuant to the Senior Debt. The Borrower is seeking such consent.  While any default or event of default has occurred and is continuing with respect to any Senior Debt, the Borrower shall not make and the Holder shall not accept any payments or distribution in respect of this Note of any kind. The Holder agrees that this Note shall remain unsecured at all times and the Holder shall not accept any collateral security in respect hereof.  For so long as any Senior Debt remains outstanding or any Senior Lender shall have any obligation to lend to the Borrower, the Holder shall not exercise any remedies or take any enforcement action against the Borrower with respect to this Note.

6.           Representations and Warranties of the Borrower

(a)           Organization and Qualification.  Each of the Borrower and its subsidiaries is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization and has the requisite power and authority to own, lease and operate its assets, properties and business and to carry on its business as it is now being conducted or proposed to be conducted.  Each of the Borrower and its subsidiaries is duly qualified as a foreign corporation to transact business, and is in good standing, in each jurisdiction where it owns or leases real property or maintains employees or where the nature of its activities make such qualification necessary, except where such failure to qualify would not have a Material Adverse Effect.

(b)           Certificate of Incorporation and Bylaws.  The Borrower has delivered to the Holder true, correct, and complete copies of the Borrower’s certificate of incorporation as in effect on the date hereof (the “Existing Certificate”) and the Borrower’s bylaws as in effect on the date hereof (the “Bylaws”).

(c)           Corporate Power and Authority.  The Borrower has all requisite corporate power and authority to execute and deliver this Note.  The Borrower has all requisite corporate power and authority to carry out and perform its obligations under the terms of this Note.

(d)           Authorization.  The execution, delivery and performance by the Borrower of this Note, and the performance of all of the obligations of the Borrower under this Note have been authorized by the Board of Directors (or a duly authorized committee thereof), and no other corporate action on the part of the Borrower and no other corporate or other approval or authorization is required on the part of the Borrower, or any person by law or otherwise in order to make this Note the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the Borrower.  This Note constitutes a valid and legally binding obligation of the Borrower, enforceable against the Borrower in accordance with its respective terms, subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

(e)           Consents.  No consent, approval, waiver or authorization, or designation, declaration, notification, or filing with any person or entity (governmental or private), on the part of the Borrower is required in connection with the valid execution, delivery and performance of this Note or the consummation of any other transaction contemplated hereby (other than such notifications or filings required under applicable federal or state securities laws, if any), except for such consents, approvals, waivers, authorizations, designations, declarations, notifications, or filings that have been received prior to the date hereof.

(f)           Brokers or Finders.  The Borrower has not incurred, directly or indirectly, as a result of any action taken by the Borrower, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Note or any transaction contemplated hereby or thereby.

(g)           Offering Exemption.  Assuming the truth and accuracy of the representations and warranties contained in Section 7, this issuance and delivery to the Holder of this Note is exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), and will be registered or qualified (or exempt from registration or qualification) under applicable state securities and “blue sky” laws, as currently in effect.

(h)           SEC Reports. (A) The Borrower has filed all required forms, reports and documents with the Securities and Exchange Commission (the “SEC”) since April 1, 2001, each of which has complied in all material respects with all applicable requirements of the Securities and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, each as in effect on the date such forms, reports and documents were filed. (B) None of the following contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein in light of the circumstances under which they were made not misleading: (i) this Note, (ii) the Borrower’s Existing Certificate, (iii) the Bylaws, or (iv) the SEC Reports.  There is no fact which, to the Knowledge of the Borrower, has not been disclosed to the Holder, which could be expected to have a Material Adverse Effect on the ability of the Borrower to perform its obligations under the Existing Certificate, Bylaws or this Note. (C) The Borrower is not aware of any correspondence (other than routine communications), action or proposed or threatened action by the SEC or Nasdaq with regard to the Borrower since April 1, 2006, other than such correspondence that has been disclosed by the Company in its SEC Reports and other than the NASDAQ delisting letter that sets forth the date of the hearing, which hearing is July 10, 2008. For the purposes of this Note, “Knowledge” shall mean with respect to the Borrower, the knowledge, after diligent investigation, of the directors, officers and senior management of the Borrower and of the person or persons in such entity with responsibility for the matter with respect to which the knowledge is applicable.

(i)           Financial Statements.  Included in the Borrower’s filings with the SEC are the audited financial statements of the Borrower and its subsidiaries as at and for the years ended March 31, 2007, 2006 and 2005 (the “Financial Statements”).  The Financial Statements have been prepared in accordance with GAAP and fairly present the financial condition and operating results of the Borrower and its subsidiaries as of the date, and for the period, indicated therein.

(j)           Absence of Conflicts. The Borrower is not in violation of or default under any provision of its Existing Certificate or Bylaws. The execution, delivery, and performance of, and compliance with this Note and the consummation of the transactions contemplated hereby, have not and will not:

(i)                violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default), under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets, properties or business of the Borrower and the subsidiaries under, any of the terms, conditions or provisions of the Existing Certificate or the Bylaws, or any material contract of the Borrower (for purposes of this Section 6(j)(i) a material contract of the Borrower shall be only those agreements that are included as exhibits to the Borrower filings with the SEC); or

(ii)               violate any judgment, ruling, order, writ, injunction, award, decree, or any law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Borrower or any subsidiary or any of their assets, properties or business, which violation would have a Material Adverse Effect.

7.           Representations and Warranties of Holder

The Holder hereby represents and warrants that:

(a)           Organization and Qualification.  The Holder is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization to carry on its business as it is now being conducted or proposed to be conducted.

(b)           Power and Authority.  The Holder has all requisite power and authority to execute and deliver this Note, and to carry out and perform its obligations under the terms of this Note.

(c)           Authorization.  The execution, delivery and performance by the Holder of this Note, and the performance of all of the obligations of the Holder under this Note has been duly and validly authorized, and no other action, approval or authorization is required on the part of the Holder or any Person by Law or otherwise in order to make this Note the valid, binding and enforceable obligations (subject to (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies) of the Holder.  This Note when executed and delivered by the Holder will constitute a valid and legally binding obligation of the Holder, enforceable against the Holder in accordance with its terms subject to: (i) laws of general application relating to bankruptcy, insolvency, and the relief of debtors, and (ii) rules of law governing specific performance, injunctive relief, or other equitable remedies.

(d)           Acquired Entirely for Own Account.  This Note will be acquired for investment for the Holder’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.  The Holder’s principal office is 237 Park Avenue, 7th Floor, New York, New York 10017.  The Holder is aware that the Borrower is issuing this Note pursuant to Section 4(2) of the Securities Act and Regulation D promulgated thereunder without complying with the registration provisions of the Securities Act or other applicable federal or state securities laws.  The Holder is also aware that the Borrower is relying upon, among other things, the representations and warranties of the Holder contained in this Note for purposes of complying with Regulation D.

(e)           Disclosure of Information.  The Holder has received and carefully reviewed all the information it considers necessary or appropriate for deciding whether to enter into this Note.  The Holder further represents that the Borrower has made available to the Holder, at a reasonable time prior to the date of this Note, an opportunity to (a) ask questions and receive answers from the Borrower regarding the terms and conditions of this Note and the business, properties and financial condition of the Borrower, all of which questions (if any) have been answered to the reasonable satisfaction of the Holder, and (b) obtain additional information, all of which was furnished by the Borrower to the reasonable satisfaction of the Holder.  The foregoing, however, does not limit or modify the representations and warranties of the Borrower in Section 6 of this Note or the right of the Holder to rely thereon.

(f)           Investment Experience.  The Holder acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in investing in companies similar to the Borrower and in financial or business matters such that it is capable of evaluating the merits and risks of this Note.  The Holder has made the determination to enter into this Note based upon its own independent evaluation and assessment of the value of the Borrower and its present and prospective business prospects.

(g)           Accredited Investor.  The Holder is an “accredited investor” within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

(h)           Restricted Securities; Legends.  The Holder recognizes that this Note will not be registered under the Securities Act or other applicable federal or state securities laws.  The Holder understands that the Note is characterized as “restricted securities” under the federal securities laws inasmuch as it is being acquired from the Borrower in a transaction not involving a public offering.  The Holder acknowledges that it may not to sell or transfer this Note unless it is registered under the Securities Act and under any other applicable securities laws

(i)           No General Solicitation.  The Holder acknowledges that this Note was not offered to the Holder by means of: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar medium, or broadcast over television or radio, or (b) any other form of general solicitation or advertising.

(j)           Absence of Conflicts.  The Holder’s execution, delivery, and performance of, and compliance with this Note and the consummation of the transactions contemplated hereby , have not and will not:

(i)                violate, conflict with or result in a breach of any provision of or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any lien upon any of the assets, properties or business of the Holder under, any of the terms, conditions or provisions of (i) its certificate/articles of formation or organization or any of its other formation or organizational documents, or (ii) any material contract to which it is a party; or

(ii)               violate any judgment, ruling, order, writ, injunction, award, decree, or any law or regulation of any court or federal, state, county or local government or any other governmental, regulatory or administrative agency or authority which is applicable to the Holder or any of its assets, properties or businesses, which violation would have a Material Adverse Effect.

(k)           Brokers or Finders.  The Holder has not incurred, nor will it incur, directly or indirectly, as a result of any action taken by the Holder, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Note or any transaction contemplated hereby.  The Holder r agrees to indemnify and hold the Borrower harmless from any liability for any commission or compensation in the nature of a finders’ fee (and the costs and expenses of defending against such liability or asserted liability) for which the Holder, or any of its respective officers, employees or representatives is responsible.

8.           Miscellaneous.  The following general provisions apply:

(a)           This Note, and the obligations and rights of the Borrower hereunder, shall be binding upon and inure to the benefit of the Borrower, the Holder, and their respective heirs, personal representatives, successors and assigns.  The Holder may not transfer this Note without the consent of the Borrower, which consent shall not be unreasonably withheld.

(b)           No amendment or waiver of any provision of the Note, nor consent to any departure by a party herefrom, shall in any event be effective unless the same shall be in writing and signed by the holders holding a majority of the then outstanding aggregate principal balance of the June 2008 Notes; provided, however, that no amendment that materially and adversely affects one or more holders of the June 2008 Notes in a manner different and adverse from the manner in which such amendment affects the other holders of such June 2008 Notes shall be effective without the written consent of such adversely affected holder or holders.  Any amendment, waiver or consent so made or effected shall be binding upon all of the holders of the June 2008 Notes; provided, however, the principal amount of this Note shall not be reduced without the prior written consent of the holders of at least a majority of the then outstanding principal amount of the June 2008 Notes. Any principal so reduced shall be so reduced proportionally for all holders of the June 2008 Notes.

(c)           All payments shall be made in such coin and currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

All notices and other communications required or permitted hereunder shall be in writing.  Notices shall be delivered personally, via recognized overnight courier (such as Federal Express, DHL or Airborne Express) or via certified or registered mail.  All notices shall be effective upon receipt.  Notices may be delivered via facsimile or e-mail, provided that by no later than two days thereafter such notice is confirmed in writing and sent via one of the methods described in the previous sentence.  Notices shall be addressed as follows:

(i)                if to the Borrower, to MTM Technologies, Inc., 1200 High Ridge Road, Stamford, Connecticut 06905, Attention: Stephen Hicks, with a copy to Thelen Reid Brown Raysman & Steiner LLP, 875 Third Avenue, New York, New York 10022, Attention: E. Ann Gill, facsimile number (212) 829-2299.

(ii)               if to the Holder, to c/o Constellation Venture Bear Stearns Asset Management, 237 Park Avenue, 7th Floor, New York, New York, 10017, with a copy to Edwards Angell Palmer & Dodge LLP, 2800 Financial Plaza, Providence, Rhode Island, 02903, attn: Thomas Jefferson IV.

(d)           Whenever possible, each provision of this Note will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Note will be reformed, construed and enforced in such jurisdiction to the greatest extent possible to carry out the intentions of the parties hereto.

(e)           This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the laws of the State of New York.

Signature on the following page

IN WITNESS WHEREOF, the Borrower has caused this instrument to be executed in its corporate name by a duly authorized officer, by order of its Board of Directors as of the day and year first above written.

MTM TECHNOLOGIES, INC.
By:	/s/ J.W. Braukman, III
Name: J.W. Braukman, III Title: Senior Vice President and Chief Financial Officer

Signature Page to MTM Technologies, Inc. Subordinated June 2008 Promissory Note
 for Constellation Venture Capital Offshore II, L.P.